Exhibit 10.2
Appendix 1 to the ESPP
Sub-Plan of the
VWR Corporation 2014 Employee Stock Purchase Plan
For Employees of Designated Subsidiaries in European Economic Area (“EEA”) Countries
1.    Introduction.
(a)    The Board of Directors of VWR Corporation (the “Company”) has established the VWR Corporation 2014 Employee Stock Purchase Plan, as may be amended and restated from time to time, (the “ESPP”), for the purposes of encouraging employee participation in the ownership and economic progress of the Company.
(b)    Section 6.8 of the ESPP specifically provides that the Committee has the power and authority to establish sub-plans to the extent necessary or advisable. The Committee has determined that it is advisable to establish a sub-plan for the purpose of facilitating compliance with certain employment and securities law restrictions in the European countries. The Committee, therefore, intends to establish a sub-plan of the ESPP for the purpose of offering the ESPP to employees of Designated Subsidiaries in EEA countries. The terms of the ESPP subject to the following rules, constitute the rules of the ESPP for Participants in EEA countries (the “Sub-Plan for EEA”). All the terms and conditions set forth in the ESPP shall be applicable to employees of Designated Subsidiaries in EEA countries except to the extent of the terms set forth below.
(c)    In the event of an inconsistency between the terms in the ESPP and the Sub-Plan for EEA, the terms of the Sub-Plan for EEA shall govern.
(d)    The offering to employees of Designated Subsidiaries in the EEA under this Sub-Plan for EEA shall be a “separate offering” for the purposes of Code Section 423 and will be construed accordingly for the purposes of the equal rights and privileges requirement under Code Section 423. It is not part of the offering to United States employees nor the offering to employees of any other non EEA country.
2.    Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the ESPP except as follows: “Employee” shall mean any full time or part time employee of the Company or a Designated Subsidiary who customarily works for the Company or a Designated Subsidiary, as the case may be. For the purposes of the Sub-Plan for EEA, there is no minimum working hours requirement per week to be considered an Employee for the purpose of participating in the Sub-Plan for EEA.

3.    Eligibility to Participate. Notwithstanding any contrary provision in Section 2.1 of the ESPP, all Employees of Designated Subsidiaries in the EEA who are Employees on the start date of an Option Period may elect to participate in the Sub-Plan for EEA. There will be no minimum waiting period under the Sub-Plan for EEA.
4.    Limitations on Purchase. In addition to the limitations in Section 3.3 of the ESPP on purchasing shares, Participants in the Sub-Plan for EEA shall not be permitted to contribute EUR 5 million or more for purchases under the Sub-Plan for EEA in any rolling 12 month period. In the event that the amount Participants in the EEA elect to contribute amounts that would exceed EUR 5 million in any rolling 12 month period, the Committee will reduce allowable contribution amounts by a pro rata amount per Participant. In the event that reductions are required, the Committee will notify Participants as soon as possible and any amounts that would exceed the permitted contribution amounts will be promptly refunded to Participants without interest.
5.    Shares Available for Issuance. Shares of Stock issued under the Sub-Plan for EEA shall be counted against the share pool under the ESPP set forth in Section 4.1 of the ESPP. This Sub-Plan shall not have a separate or additional share pool.
6.    Amendments. Subject to the terms of the ESPP, the Committee reserves the right to amend or terminate the Sub-Plan for EEA at any time.
7.    Adoption. The Sub-Plan for EEA is adopted and effective as of May 12, 2015.

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